Exhibit (k)(11)

AMENDMENT NO. 6

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 6 (this “Amendment”), dated as of January 14, 2021, to the Second Amended and Restated Credit Agreement, dated as of December 28, 2018, among Blackstone / GSO Floating Rate Enhanced Income Fund, a Delaware statutory trust, the Lenders party thereto, and The Bank of Nova Scotia, as the Swing Line Lender and as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as amended by Amendment No. 1, dated as of January 17, 2019, Amendment No. 2, dated as of June 27, 2019, Amendment No. 3, dated as of September 11, 2019, Amendment No. 4, dated as of January 16, 2020, and Amendment No. 5, dated as of April 9, 2020 (as so amended and as hereafter amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and each Lender has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Each of the following defined terms contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Fee Letter” means the Second Amended and Restated Fee Letter, dated January 14, 2021, between the Borrower and the Administrative Agent.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., or any successor acceptable to the Administrative Agent and the Required Lenders and performing substantially the same function.

“Scheduled Tranche A Commitment Termination Date” means January 13, 2022, or such later date to which the Scheduled Tranche A Commitment Termination Date is extended pursuant to Section 2.3(d)(i).

“Scheduled Tranche B Commitment Termination Date” means January 13, 2022, or such later date to which the Scheduled Tranche B Commitment Termination Date is extended pursuant to Section 2.3(d)(ii).

“Swing Line Commitment Amount” means $28,000,000, as such amount may be changed from time to time pursuant to Section 2.3(b)(ii).

“Tranche A Commitment” means, with respect to each Lender, the commitment of such Lender hereunder to make Tranche A Loans to the Borrower in an aggregate amount not exceeding the amount thereof (a) set forth adjacent to its name on Schedule 1, as in effect from time to time, or (b) under any Assignment and Assumption pursuant to which such Lender shall have assumed the Tranche A Commitment of another Lender, as such commitment may be changed from time to time pursuant to Section 2.3 or pursuant to an Assignment and Assumption. The aggregate amount of the Tranche A Commitments of the Lenders on the Amendment No. 6 Effective Date is $200,000,000.

“Tranche A Commitment Termination Date” means the earlier to occur of (a)the Scheduled Tranche A Commitment Termination Date, or (b)such earlier date on which the Lenders’ obligations to make Tranche A Loans shall have otherwise terminated or been terminated in accordance herewith.

“Tranche B Commitment” means, with respect to each Lender, the commitment of such Lender hereunder to make Tranche B Loans to the Borrower in an aggregate amount not exceeding the amount thereof (a) set forth adjacent to its name on Schedule 1, as in effect from time to time, or (b) under any Assignment and Assumption pursuant to which such Lender shall have assumed the Tranche B Commitment of another Lender, as such commitment may be changed from time to time pursuant to Section 2.3 or pursuant to an Assignment and Assumption. The aggregate amount of the Tranche B Commitments of the Lenders on the Amendment No. 6 Effective Date is $28,000,000.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

2. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new defined terms in their appropriate alphabetical order:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Amendment No. 6 Effective Date” means the Amendment Effective Date, as such term is defined in Amendment No. 6, dated as of January 14, 2021, to this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period (or, in the case of the Overnight Eurodollar Rate or the One-month Eurodollar Rate, the interest computation period applicable thereto) pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.5(d).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.5(a).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period (or, in the case of the Overnight Eurodollar Rate or the One-month Eurodollar Rate, the interest computation period applicable thereto) and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period (or, in the case of the Overnight Eurodollar Rate or the One-month Eurodollar Rate, the interest computation period applicable thereto) that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period (or, in the case of the Overnight Eurodollar Rate or the One-month Eurodollar Rate, the interest computation period applicable thereto) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “Interest Period” (or, in the case of the Overnight Eurodollar Rate or the One-month Eurodollar Rate, the interest computation period applicable thereto), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, (with the prior consent of the Borrower (not to be unreasonably withheld or delayed)), decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Borrower, decides that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (with the prior consent of the Borrower (not to be unreasonably withheld or delayed)), decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)

in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.5 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.5.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least ten currently outstanding U.S. Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

3. The Credit Agreement is hereby amended by deleting in its entirety (a) Exhibit G, (b) Section 3.2(c), and (c) each of the following defined terms contained in Section 1.1 thereof:

“Amendment No. 2”

“Amendment No. 2 Effective Date”

“Amendment No. 3”

“Amendment No. 3 Effective Date”

“Tranche A Maturity Date”

“Tranche A Stated Maturity Date”

“Tranche A Term-out Effective Date”

“Tranche A Term-out Election Date”

“Tranche A Term-out Election Notice”

“Tranche A Term-out Fee”

“Tranche A Term-out Notice Date”

“Tranche A Term-out Percentage”

4. The Credit Agreement is hereby amended by replacing each instance of the phrase “Tranche A Maturity Date” with the phrase “Tranche A Commitment Termination Date”.

5. Section 2.3(d)(i) of the Credit Agreement is hereby amended by deleting the phrases (a) “, and in no event on or after the Tranche A Term-out Notice Date” and (b) “provided that the Borrower shall not have delivered to the Administrative Agent a Tranche A Term-out Election Notice having a Tranche A Term-out Election Date that is on or prior to the then existing Scheduled Tranche A Commitment Termination Date,” contained therein.

6. Section 3.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 3.5 Alternate Rate of Interest

                (a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Required Lenders.

                (b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document (other than the Borrower).

                (c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.5(d) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.5

                (d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may, in consultation with the Borrower, modify the definition of “Interest Period” (or, in the case of the Overnight Eurodollar Rate or the One-month Eurodollar Rate, the interest computation period applicable thereto) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may, in consultation with the Borrower, modify the definition of “Interest Period” (or, in the case of the Overnight Eurodollar Rate or the One-month Eurodollar Rate, the interest computation period applicable thereto) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

                (e) Benchmark Unavailability Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

7. Section 4.2 of the Credit Agreement is hereby amended by replacing each instance of the term “EEA Financial Institution” with the term “Affected Financial Institution”.

8. Section 8.1(l) of the Credit Agreement is hereby amended by replacing the phrase “The Blackstone Group L.P.” with the phrase “The Blackstone Group Inc.”

9. Section 10.6 of the Credit Agreement is hereby amended by replacing the last sentence thereto with the following:

Delivery of an executed counterpart of a signature page of any Loan Document by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of such Loan Document. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent or any Lender to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lenders, the Administrative Agent and the Borrower, electronic images of this Credit Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

10. Section 10.13(b)(iii) of the Credit Agreement is hereby amended by adding the phrase “to other parties to the Loan Documents,” immediately after the phrase “confidential basis,”.

11. Section 10.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

10.15 Acknowledgement and Consent to Bail-In

                Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12. Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto.

13. Paragraphs 1 through 12 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

                (a) the Administrative Agent shall have received from the Borrower and each Lender either (i)a counterpart of this Amendment executed on behalf of each such Person or (ii)written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that each such Person has executed a counterpart of this Amendment;

                (b) the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since April 9, 2020 or, if Borrower’s Organization Documents have been amended, supplemented or otherwise modified since April 9, 2020, attaching true, complete and correct copies of each such amendment, supplement or modification;

                (c) the Administrative Agent shall have received for each Lender a copy of a Federal Reserve Form, duly executed and delivered by or on behalf of the Borrower, in form and substance reasonably acceptable to such Lender;

                (d) the Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and each Lender and dated the Amendment Effective Date) reasonably acceptable to the Administrative Agent from (i) Simpson Thacher & Bartlett LLP and (ii) Richards, Layton & Finger, P.A., each respectively counsel to the Borrower;

                (e) the aggregate outstanding principal balance of all (i) Tranche A Loans shall not exceed $200,000,000 and (ii) Tranche B Loans shall not exceed $28,000,000, in each case after giving effect to the reduction of the Tranche Commitments effected by this Amendment;

                (f) the Administrative Agent shall have received such documents and information as the Administrative Agent, at the request of any Lender, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

                (g) all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date and invoiced in reasonable detail at least two (2) Business Days prior to the Amendment Effective Date shall have been paid.

14. The Borrower (a)reaffirms the enforceability of each Loan Document, as amended hereby, and all of its obligations thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law), (b)agrees and admits that (i)as of the date of execution and delivery hereof by the Borrower, it has no defense to any such obligation and (ii)it shall not exercise any setoff or offset to any such obligations, (c)represents and warrants that, immediately after giving effect to this Amendment, no Default has occurred and is continuing, and (d)represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct immediately after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

15. In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

16. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent or any Lender to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lenders, the Administrative Agent and the Borrower, electronic images of this Amendment or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

17. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer & Secretary

THE BANK OF NOVA SCOTIA, as the Swing Line Lender, Administrative Agent and as a Lender

By:	/s/ Aron Lau
Name: Aron Lau
Title: Director

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Lender

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 6 to Second Amended and Restated Credit Agreement

Schedule 1

List of Lenders and Commitments

Lender	Tranche A Commitment	Tranche B Commitment
Name: The Bank of Nova Scotia	$100,000,000	$28,000,000
Address and Contact Information: Eli Mou 40 King Street West, 55th Floor Toronto, Ontario, Canada M5H 1H1
Name: Société Générale, New York Branch	$100,000,000	n/a
Address and Contact Information: Julien Thinat Navid Hazeghi Bogomil Ivanov 245 Park Avenue New York, NY, 10167

TOTAL	$200,000,000	$28,000,000

Blackstone / GSO Floating Rate Enhanced Income Fund

Amendment No. 6 to Second Amended and Restated Credit Agreement